GOLDEN AMERICAN LIFE INSURANCE COMPANY

                       GOLDENSELECT GUARANTEE ANNUITY AND
                      SMARTDESIGN MULTI-RATE INDEX ANNUITY
           GROUP AND INDIVIDUAL MODIFIED GUARANTEED ANNUITY CONTRACTS

                                       AND

                      FIXED ACCOUNT I, FIXED ACCOUNT II AND
                       GOLDEN AMERICAN GUARANTEED ACCOUNT

                         SUPPLEMENT DATED JUNE 25, 2003

The information in this Supplement updates and amends certain information contained in the GoldenSelect Guarantee Annuity and SmartDesign Multi-Rate Index Annuity group and individual modified guaranteed annuity Prospectuses dated May 1, 2003, and the Fixed Account I, Fixed Account II and Golden American Guaranteed Account prospectuses also dated May 1, 2003. Please read this Supplement carefully and keep it with your Prospectus for future reference.

PLAN OF MERGER

On June 25, 2003, each Board of Directors and each sole shareholder of Equitable Life Insurance Company of Iowa, United Life & Annuity Insurance Company and USG Annuity & Life Company (the "Merger Companies") approved a plan to merge the Merger Companies with and into Golden American Life Insurance Company ("Golden American"). It is anticipated that the merger will be effective on January 1, 2004 (the "merger date").

As of the merger date, the Merger Companies will cease to exist and will be succeeded by Golden American. All contracts previously issued by the Merger Companies will become contracts of Golden American. The merger will have no effect on your contract. The merger is structured to have no adverse tax consequences (including federal tax consequences) for any contract owner.

The merger is subject to certain regulatory approvals, including the Insurance Division of the Department of Commerce of the State of Iowa and the Department of Insurance of the State of Oklahoma.

THE MERGER COMPANIES AND GOLDEN AMERICAN

The Merger Companies, as well as Golden American, are indirect, wholly-owned subsidiaries of ING Groep N.V., a global financial services holding company based in The Netherlands. Golden American is currently a Delaware stock life insurance company. Immediately prior to the merger, it is anticipated that Golden American will become an Iowa insurance company. It is also anticipated that upon the merger Golden American will be renamed ING USA Annuity and Life Insurance Company.

ADDITIONAL INFORMATION

You will receive further information and another supplement to your Prospectus when the merger is complete. If you have any questions, please contact your registered representative, or write or call our Customer Contact Center at P.O. Box 9271, Des Moines, Iowa 50306-9271, 1-800-366-0066.

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